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                                                                EXHIBIT 11.2

                        NORTHWEST AIRLINES CORPORATION
              COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

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
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)       Three months ended June 30        Six months ended June 30
                                                             --------------------------        ------------------------
                                                               1997           1996              1997         1996
                                                           -----------    -----------        -----------  -----------
Reconciliation of net income applicable to common
    stockholders:
    Net income before preferred stock requirements         $     136.2     $    202.8        $     200.8  $     256.2
    Preferred stock requirements                                  (5.1)         (13.2)             (10.1)       (26.2)
    Addback:  Series C Preferred Stock requirements                0.3             --                0.6          --
                                                           -----------    -----------        -----------  -----------
Net income applicable to common stockholders, as adjusted  $     131.4    $     189.6        $    191.3   $     230.0
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Reconciliation of weighted average number of shares
    outstanding to amount used in fully diluted
    earnings per share computation:

    Weighted average number of common
      shares outstanding                                   102,000,308     97,294,534(1)     101,673,339   96,494,730(1)

    Weighted average number of shares of Series C
      Preferred Stock assumed to be converted to common
      stock which were outstanding in 1997 and earned by
      employees since August 1, 1993 in 1996                10,243,218     10,826,077         10,440,710   10,341,327

    Stock options reduced by the number of shares
      which could have been purchased with
      the proceeds from exercise of such options             2,168,822      2,385,153          2,194,206    2,557,540
                                                           -----------     ----------        -----------  -----------

    Weighted average number of common shares
    outstanding, as adjusted                               114,412,348    110,505,764        114,308,255  109,393,597
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Earnings per common share assuming full dilution           $      1.15    $      1.72        $      1.67  $      2.10
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(1) Includes the weighted average number of common shares earned by employees since August 1, 1993 due to the February 1994 exercise of the Series C
    Preferred Stock special conversion option.